Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison, President	702. 878. 0700
Chief Executive Officer & Chairman of the Board

	Cathy Robinson	702. 878. 0700
Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS

LAS VEGAS, Nev. – January 30, 2007 - Community Bancorp (NASDAQ: CBON) Chairman, President and Chief Executive Officer, Edward M. Jamison, announced today a number of executive management changes for Community Bank of Nevada. Larry Scott, President of the Bank, has been appointed Chief Executive Officer. Mr. Scott has been serving as the President and Chief Operating Officer. Bruce Ford has been appointed Executive Vice President and Chief Operating Officer and Joyce Smith has been appointed Executive Vice President and Chief Retail Banking Officer.

“Larry Scott has served a key role in the success and growth of the bank since joining us four years ago and his new responsibilities reflect our confidence in his abilities. Along with his added responsibilities, he will have a highly motivated and experienced team to help execute and move the bank’s strategic plans and initiatives forward. Larry has shown the knowledge and experience of the organization needed to continue the growth and profitability focus of the bank. Likewise, the appointments of Mr. Ford and Ms. Smith should provide us a broad and experienced management team to continue building on a growth-oriented foundation at the bank,” said Edward M. Jamison, Chairman.

Prior to being named Chief Operating Officer, Mr. Ford served as the bank’s Chief Credit Officer, in which capacity he will continue to serve. Mr. Ford has over 20 years of banking experience. He previously held the position of Senior Regional Credit Officer for Wells Fargo/First Security Bank of Nevada, where he was responsible for managing the credit approval process. Prior to that, he was the Lending Center Manager for Pioneer Citizens Bank, Nevada.

Ms. Smith has been the bank’s Senior Vice President and Nevada Region Retail Manger. She has 20 years experience in banking and customer service. She most recently was the Vice President and District Manager for Wells Fargo Bank, Nevada. Prior to that, she held positions as a Regional Sales Development Manager as well as Regional Investment Program Manager. In addition to her duties, she has been actively involved within our community.

Mr. Jamison will continue to serve as Chairman of the Board of Community Bank of Nevada.

“These promotions will allow me to focus more time on the execution of our overall strategic plan, both in Arizona and other potential markets. I am confident that Larry, Bruce and Joyce will carry on the tradition of high-performance banking that we have all come to expect at Community Bank of Nevada”, said Mr. Jamison.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada. Through Community Bank of Nevada’s current 14 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and the recently acquired Cactus Commerce Bank in Arizona, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.